Magnitude Shareholders Approve Kiwibox Acquisition and Amendments to Certificate of Incorporation.

Branchburg, NJ - June 18, 2007 -- Magnitude Information Systems, Inc.
("Magnitude") (OTC: MAGY.OB) announced today that its shareholders, acting pursuant to the proxy/consent solicitation that ended on June 15, 2007, approved the three proposals before them: (1) the acquisition of Kiwibox Media, Inc.; (2) the increase in Magnitude’s authorized common shares from 300,000,000 to 700,000,000 common shares and (3) the change in Magnitude’s corporate name to KiwiAge Enterprises, Inc.

Ed Marney, Magnitude’s president and chief executive officer, stated, “our shareholders who voted, overwhelmingly endorsed our acquisition strategy to acquire the Kiwibox social networking website and assets”. Mr. Marney observed that, “125,969,137 out of the 134,818,637 votes cast voted in favor of the Kiwibox Media, Inc. acquisition”.

Magnitude intends to file the amendments to its Certificate of Incorporation at the appropriate time.

About Kiwibox Media, Inc.
Kiwibox Media, Inc. initially launched their Online Social Networking website, Kiwibox.com site, in 1999 and has evolved into a successful online Teen destination website that now boasts 1.8 Million registered members.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contact: Magnitude Information Systems Inc.
Edward L. Marney, President and Chief Executive Officer
(772) 286-9292